Exhibit 99.1

CONTACTS: Rich Jacobson, President and CEO 360.733.3050	NEWS RELEASE

Horizon Financial Reports Management Change

BELLINGHAM, WA – September 4, 2009 – Horizon Financial Corp. (NASDAQ GS:HRZB) the bank holding company for Horizon Bank (“Bank”), today reported that its Board of Directors accepted the resignation of Greg B. Spear as the Chief Financial Officer and Secretary of both the Company and the Bank.  Mr. Spear joined the Company and the Bank in October 2008 and his resignation is effective as of September 3, 2009.  Ms. Kelli J. Holz, the Senior Vice President and Controller of the Company and the Bank will assume Mr. Spear’s responsibilities on an interim basis. "Kelli Holz has been with Horizon for over 20 years and we are truly fortunate that her experience, education and knowledge of the bank are so well suited for these new responsibilities, " Richard Jacobson, President and CEO.

Horizon Financial Corp. is a $1.36 billion, state-chartered bank holding company headquartered in Bellingham, Washington. Its primary subsidiary, Horizon Bank, maintains a regional banking presence that has been serving customers for 87 years, and operates 18 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce Counties in Washington.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs,  results of examinations by our banking regulators and our ability to comply with the regulatory agreement with our regulators, our ability to increase our capital and manage our liquidity, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, success in new markets and expansion plans, expense management and the efficiency ratio, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and other risks and uncertainties discussed from time to time in Horizon Financial’s filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be place on forward-looking statements.  These forward-looking statements speak only as of the date of this release.  Horizon Financial undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Horizon Financial, particularly its Form 10-K for the fiscal year ended March 31, 2009 and its Form 10-Q filings for the quarter ended June 30, 2009, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.